Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of IEG Holdings Corporation of our report dated March 25, 2015, except for note 13 as to which the date is August 19, 2015 with respect to the consolidated financial statements of IEG Holdings Corporation as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014. Our report relating to the consolidated financial statements for the years ended December 31, 2014 and 2013 contains an explanatory paragraph regarding IEG Holdings Corporation’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

January 25, 2016